UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2005

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Employee Stock Option Program

On February 28, 2005, Continental announced it has reached tentative agreements on new contracts covering the Company's pilots, flight attendants, mechanics and dispatchers following negotiations with the Air Line Pilots Association International, the International Association of Machinists and Aerospace Workers, the International Brotherhood of Teamsters, and the Transport Workers Union.

The Company also announced that it plans to issue to its employees stock options for approximately 10 million shares of the Company's Class B common stock upon ratification of these tentative agreements. The stock options will be issued pursuant to two-plans, a broad-based plan for all of the Company's employees and a supplemental plan for eligible pilots (the "stock option program").

The Company anticipates that the options will be issued by the end of March 2005, subject to the ratification of its previously announced tentative agreements with its major unions. Under the stock option program, each stock option grant will represent the right to acquire shares of Continental common stock at the closing price of the common stock on the New York Stock Exchange (NYSE) on the date of grant. The options will generally become exercisable in three equal installments on the first, second and third anniversaries of the date of grant, and will have a term ranging from six to eight years. No further options may be granted under either plan after ten years from the date the plan is adopted by the board of directors of the Company.

The stock option program applies to all U.S.-based employees, except officers and members of Continental's board of directors, and international employees where practical based on foreign laws and regulations.

Amendments to Our December 2004 Agreements with Boeing and Boeing Capital

The Company entered into amendments dated February 28, 2005 with Boeing Capital Corporation and The Boeing Company amending the following agreements that the parties entered into on December 29, 2004 pertaining to the acquisition of aircraft: (1) the letter agreement (the "757-300 Agreement") under which the Company agreed to lease eight 757-300 aircraft from Boeing Capital, (2) the purchase agreement for 10 new 787 aircraft from Boeing, (3) the supplemental agreement to the Company's 737 purchase agreement with Boeing by which the Company agreed to accelerate the delivery dates for six 737 new generation aircraft from 2008 to 2006 and (4) a summary agreement pertaining to all of these transactions. In the amendments, among other things, the parties agreed to extend the date by which the Company shall obtain definitive approval of these transactions from its board of directors and the date by which any conditions to the approval of the board of directors shall be satisfied from February 28, 2005 to March 31, 2005. In connection with the amendments, the Company paid a fee to Boeing Capital for the extension, which shall be applied to rent on the 757-300 aircraft if definitive approval of the 757-300 Agreement by the Company's board is obtained prior to April 1, 2005.

Item 8.01. Other Events.

NYSE Accepts Continental's Reliance on Exception to Stockholder Approval Policy

On March 4, 2005, we issued a press release announcing that the NYSE has accepted our reliance on an exception to the NYSE's stockholder approval policy so that we may issue approximately 10 million stock options to our employees in connection with the ratification of the tentative agreements. The press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Non-Cash Costs and Charges Associated with Ratification of Tentative Agreements

In connection with labor concessions described above, and subject to ratification of the tentative agreements, we will make accruals for certain non-cash costs and charges relating to items contained in the tentative agreements.

We have historically accounted for our stock-based compensation plans, such as the program disclosed above, under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." No stock-based employee compensation cost is reflected in net income for our stock option plans, as all options granted under our plans have an exercise price equal to the market value of the underlying common stock on the date of grant.

In December 2004, the FASB issued a revision of Statement of Financial Accounting Standard 123, "Share Based Payment" ("SFAS 123R"), which requires companies to measure the cost of employee services received in exchange for an award of equity instruments (typically stock options) based on the grant-date fair value of the award. The fair value is to be estimated using option-pricing models. The resulting cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. Under the original SFAS 123, this accounting treatment was optional with pro forma disclosures required. We are required to adopt SFAS 123R by the beginning of the third quarter of 2005. For those awards granted prior to the adoption date but for which the vesting period is not complete, expense will be recognized based on the grant-date fair value and vesting schedule of those awards calculated for the pro forma disclosures under SFAS 123 beginning in the third quarter of 2005. Upon adoption of SFAS 123R effective with the third quarter of 2005, and assuming ratification of each of the tentative agreements discussed above, we would expect that the non-cash expense associated with the stock option program described herein would be approximately $15 million to $25 million in 2005 and $40 million to $60 million in total over the three year vesting term of the options. The actual expense will be dependent on several factors including the actual number of options granted, exercise price, expected life of the option, and expected share price volatility.

We would also expect to record an approximately $56 million non-cash curtailment charge in accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" ("SFAS 88") in connection with freezing a portion of our defined benefit pension plan. SFAS 88 requires curtailment accounting if an event eliminates, for a significant number of employees, the accrual of defined benefits for some or all of their future services. In the event of a curtailment, the unrecognized prior service costs associated with years of service no longer expected to be rendered as the result of a curtailment is a loss. As a result of freezing a portion of the defined benefit pension plan, and net of contributions to new retirement programs being substituted therefore, the Company expects required net cash outflows relating to its pension funding obligations in 2005 to decrease by approximately $50 million.

Also in conjunction with these tentative agreements, the Company plans to make available on a long-term basis certain medical benefits to eligible retirees. Generally, these benefits allow eligible retired employees to receive medical benefits that "bridge" their medical coverage from their date of retirement until attainment of Medicare eligibility, subject to applicable limits and conditions. Retirees are required to pay a portion of the costs of their retiree medical benefits to the extent they do not have sufficient accumulated sick time accruals. Plan benefits are subject to co-payments, deductibles and other limits as described in the plans. The retiree medical benefits plan would be accounted for under Statement of Financial Accounting Standard 106 "Employers' Accounting for Postretirement Benefits other than Pensions" ("SFAS 106"), which requires recognition of the expected cost of benefits over the employee's service period. The Company expects to record a $25 million non-cash expense during the remainder of 2005 associated with this post retirement plan.

Item 9.01. Financial Statements and Exhibits.

    Exhibits
99.1	Press Release for Reliance on NYSE Exception to Stockholder Approval Requirements

This current report on form 8-K contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2003 10-K and its other securities filings, which identify important matters such as the consequences of failing to achieve the $500 million reduction in annual payroll and benefit costs by February 28, 2005, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the tentative agreements will be ratified or, if ratified, that the company will be able to achieve the cost reductions expected as a result of such agreements, which will depend, among other matters, on timely and effective implementation of new work rules, actual productivity improvement, employee attrition, technology implementation, our level of business activity, relations with employees generally and the ultimate accuracy of certain assumptions on which our cost savings estimates are based. Further, there can be no assurance that any or all of the options will be granted, which depends on ratification of tentative collective bargaining agreements relating to a portion of the previously announced wage and benefit cost reductions. Continental undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CONTINENTAL AIRLINES, INC.

March 4, 2005	By /s/ Jennifer Vogel
Jennifer L. Vogel
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

99.1	Press Release for Reliance on NYSE Exception to Stockholder Approval Requirements